CASH RESOURCE TRUST

                           Amended and Restated Plan
       pursuant to Rule 18f-3(d) under the Investment Company Act of 1940

                           Effective October 1, 1999

     Each series of shares of beneficial interest in Cash Resource Trust (the "Trust") (each a "Fund" and together the "Funds") may from time to time issue one or more of the following classes of shares: Class A shares, Class B shares, Class C shares, and Institutional/Class Y shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the prospectus in respect of any such Fund as from time to time in effect (each, the "Prospectus"). The differences in expenses among these classes of shares, and the conversion and exchange features of each class of shares, are set forth below in this Plan. Except as noted below, expenses are allocated among the classes of shares of each Fund based upon the expenses incurred by each class or as otherwise determined to be fair and equitable by the Trustees. This Plan is subject to change, to the extent permitted by law and by the Agreement and Declaration of Trust and By-laws of the Trust, by action of the Trustees of the Trust.

CLASS A SHARES

Distribution and Service Fees

     Class A shares pay distribution fees pursuant to a plan (the "Class A Plan") adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"). Class A shares also bear their allocable portion of costs associated with obtaining shareholder approval of the Class A Plan (or an amendment to the Class A Plan). Pursuant to the Class A Plan, the Funds may make payments at rates up to the annual rates specified below of the relevant Fund's average daily net assets attributable to Class A shares:


Evergreen CRT California Tax-Exempt Money Market Fund            0.33%
Evergreen CRT Money Market Fund                                  0.38%
Evergreen CRT New York Tax-Exempt Money Market Fund              0.50%
Evergreen CRT Tax-Exempt Money Market Fund                       0.33%
Evergreen U.S. Government Money Market Fund                      0.38%


     Amounts payable under the Class A Plan are subject to such further limitations as the Trustees may from time to time determine and as may be set forth in the Prospectus.

Exchange Featurees

     Class A shares of any Fund may be exchanged, at the holder's option, for Class A shares of any other mutual fund in the Evergreen Family of Funds that offers Class A shares without the payment of a sales charge beginning 15 days after purchase, provided that Class A shares of such Fund are available to residents of the relevant state.

Conversion Features

     Class A shares do not convert into any other class of shares.

Initial Sales Charge

     Class A shares are offered at a public offering price that is equal to their net asset value ("NAV").

Contingent Deferred Sales Charge

     Class A shares are not subject to a contingent deferred sales charge ("CDSC").


CLASS B SHARES

Distibution and Service Fees

     Class B shares have adopted a 12b-1 Distribution Plan and/or shareholder services plan. The plans provide for annual payments of distribution and/or shareholder service fees that are based on a percentage of average daily net assets of Class B shares, as described in a Fund's current Prospectus.

Sales Charge

     Class B sgares are offered at net asset value without a front-end sales load, but may be subject to a CDSC, as described in a Fund's current Prospectus.

Conversion Features

     Class B shares automatically convert to Class A shares without a sales load or exchange fee after designated periods.

Exchange Features

     Shareholders may exchange Class B shares of a Fund for Class B shares of any other fund described in a Fund's Prospectus.


CLASS C SHARES

Distibution and Service Fees

     Class C shares have adopted a 12b-1 Distribution Plan and/or shareholder services plan. The plans provide for annual payments of distribution and/or shareholder service fees that are based on a percentage of average daily net assets of Class C shares, as described in a Fund's current Prospectus.

Sales Charge

     Class C shares are offered at net asset value without a front-end sales load, but may be subject to a CDSC, as described in a Fund's current Prospectus.

Exchange Features

     Shareholders may exchange Class C shares of a Fund for Class C shares of any other fund described in a Fund's Prospectus.

INSTITUTIONAL/CLASS Y SHARES

Designation

     Institutional/Class Y shares may be designated "Institutional Shares", "Class Y Shares", or "Institutional/Class Y Shares", and all shall be of one and the same class.

Distribution and Service Fees

     Institutional/Class Y shares pay no Rule 12b-1 distribution fees or shareholder service fees.

Exchange Featurees

     Institutional/Class Y shares of any Fund may be exchanged, at the holder's option, for Institutional/Class Y shares of any other mutual fund in the Evergreen Family of Funds, that offers Institutional/Class Y shares, without the payment of a sales charge beginning 15 days after purchase, provided that such other shares are available to residents of the relevant state.

Conversion Features

     Institutional/Class Y shares do not convert into any other class of shares.

Initial Sales Charge

     Institutional/Class Y shares are offered at their NAV, without an initial sales charge.

Contingent Deferred Sales Charge

     Institutional/Class Y shares are not subject to any CDSC.